PROSPECTUS


           METROPOLITAN MORTGAGE & SECURITIES CO., INC.
          $100,000,000 Investment Debentures, Series III

      A holder of Investment Debentures, Series III of Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan") may elect to receive interest monthly, quarterly, semi-annually or annually without compounding; or at the election of the Debentureholder, if interest is left with Metropolitan it will compound semi-annually until maturity; or at the election of the Debentureholder, the Debentures will pay equal monthly installments of principal and interest until maturity according to an amortization schedule selected by the owner.

      The Debentures are unsecured debt instruments, senior in liquidation to outstanding equity securities of Metropolitan, subordinate to collateralized debt of the Consolidated Group (Metropolitan and its subsidiaries), subordinate to all debt of the subsidiaries included in the Consolidated Group, on parity with unsecured accounts payable and accrued liabilities of Summit and on parity with all previously issued and outstanding debentures. At September 30, 1997, the Consolidated Group had approximately $868,226,000 of debt senior to and approximately $4,837,000 of debt in parity with approximately $185,214,000 of outstanding debentures.

      Metropolitan reserves the right to change prospectively, by way of a supplement to this Prospectus, the interest rates, maturities, and minimum investment amounts on unsold Debentures. The current provisions are set forth below. See "DESCRIPTION OF DEBENTURES."

 MINIMUM                                                       ANNUAL
INVESTMENT               TERM TO MATURITY                   INTEREST RATE
__________               ________________                   ______________
     $100                       120 MONTHS                       8.500%
     $100                    96 to 119 MONTHS                    8.250%
     $100                    72 to 95 MONTHS                     8.000%
     $100                    60 to 71 MONTHS                     7.750%
     $100                    48 to 59 MONTHS                     6.750%
     $100                    36 to 47 MONTHS                     6.500%
     $100                    24 to 35 MONTHS                     6.250%
     $100                    12 TO 23 MONTHS                     6.100%
   $250,000                     120 MONTHS                       8.750%
   $250,000                  96 to 119 MONTHS                    8.625%
   $250,000                  72 to 95 MONTHS                     8.500%
   $250,000                  60 to 71 MONTHS                     8.250%
                        Installment Payment Option
    $2,000                   60 to 120 MONTHS                    6.250%

      There is no trading market for the Debentures and none is expected to be established in the future. See "RISK FACTORS."

 This offering of Debentures is subject to withdrawal or cancellation by Metropolitan without notice.

      FOR A DISCUSSION OF MATERIAL RISKS ASSOCIATED WITH THE DEBENTURES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE ___ OF THIS PROSPECTUS.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PRICING SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  UNDERWRITING
                  PRICE TO       DISCOUNTS AND        PROCEEDS TO ISSUER
                   PUBLIC        COMMISSIONS(1)       OR OTHER PERSONS(2)
                ____________   _________________   ________________________
Per Debenture       100%            0% to 6%              100% to 94%
Total:          $100,000,000    None-$6,000,000    $100,000,000-$94,000,000

      (1) There is no direct sales charge to the investor. Debentures earn interest, without deduction for underwriting discounts or commissions. Metropolitan will reimburse its underwriters for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of Debentures depend upon the terms of the sale and upon whether the sales are reinvestments or new purchases. See "PLAN OF DISTRIBUTION."

      (2)  Before deducting other expenses estimated at $205,000.

      The Debentures are being offered for sale on a continuous, best efforts basis. There are no minimum amounts of securities that must be sold. The offering is subject to NASD Rule 2720. See "PLAN OF DISTRIBUTION." No offering will be made pursuant to this prospectus subsequent to January 31, 1999.

                   METROPOLITAN INVESTMENT SECURITIES, INC.

      The date of this Prospectus is February 26, 1998.